Exhibit 32.1

Certification

Pursuant to Section 1350 of Title 18 of the United States Code, the undersigned hereby certifies that:

(1) I have reviewed the Quarterly Report on Form 10-Q of Inland Land Appreciation Fund II, L.P. (the “Report”) to which this statement is an Exhibit;

(2) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(3) The information contained in the Report fairly represents, in all material respects, the financial condition and results of operations of Inland Land Appreciation Fund II, L.P.

By:	Inland Real Estate Investment Corporation
General Partner

By:	/s/ Guadalupe Griffin

Name:	Guadalupe Griffin
Title:	Senior Vice President of the General Partner and Principal Executive Officer of the Partnership

Date:	May 8, 2015